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                                Exhibit 99 (a)

       Union Planters Corporation Press Release Dated October 20, 1994
               Announcing Third Quarter 1994 Operating Results
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                    Jack W. Parker, CFO             October 20, 1994
                    (901) 383-6781


FOR IMMEDIATE RELEASE:


          UNION PLANTERS CORPORATION ANNOUNCES THIRD QUARTER EARNINGS


  MEMPHIS, TENNESSEE -- Union Planters Corporation today announced net earnings for the third quarter of 1994 of $15.8 million, or $.51 per fully diluted common share. This compares to net earnings for the same period a year ago of $18.0 million, or $.67 per fully diluted common share. Earnings before investment securities transactions were $20.7 million for the third quarter of 1994 versus $17.7 million for the same quarter in 1993, an increase of 17%.
   For the first nine months of 1994, Union Planters reported net earnings of $53.6 million, or $1.74 per fully diluted common share which compares to $53.1 million, or $2.01 per fully diluted common share, for the same period in 1993. Earnings before investment securities transactions and accounting changes for the first nine months of 1994 were $58.4 million, or $1.91 per fully diluted common share, versus $45.7 million, or $1.73 per fully diluted common share, for the same period in 1993. Returns on average assets and average common equity, based on earnings before investment securities transactions and accounting changes, for the first nine months of 1994 were 1.06% and 14.53%, respectively, compared to .94% and 14.27%, respectively, for the same period in 1993.






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  Net earnings for the third quarter of 1994 include investment securities losses of $4.9 million after tax, or $.17 per fully diluted common share, primarily related to restructuring a portion of the available for sale investment securities portfolio in light of higher interest rates. Book yields were increased approximately $5.2 million after tax on an annualized basis by the sale of $428 million of securities with an average maturity of thirteen months and the reinvestment in securities with an average maturity of approximately 30 months.
  Additionally, third quarter earnings include expenses of $1.5 million after tax related to acquisitions completed during the quarter. Partially offsetting these charges was a $1.3 million after tax favorable litigation settlement received by a subsidiary bank. Earnings for the third quarter of 1993 included a tax benefit of approximately $2.9 million related to tax law changes effective in that quarter.
  Net interest income for the third quarter of 1994 increased to $69.1 million compared to $61.4 million for the same quarter in 1993. The net interest margin for the third quarter of 1994 was 4.15% compared to 4.29% for the same quarter in 1993. Excluding the impact of acquisitions, average loans for the third quarter of 1994 increased approximately $343 million, or 15%, over the same period in 1993.
  Asset quality improvements continued in the third quarter of 1994. Nonperforming assets at September 30, 1994 were $19.9 million, or .53% of loans and foreclosed properties. For the same






                                      -2-
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period in 1993, nonperforming assets were $29.5 million, or .99% of loans and foreclosed properties. As a result of these improvements, Union Planters did not make a provision for losses on loans for the quarter. The provision for losses on loans for the third quarter of 1993 was $1.5 million. The allowance for losses on loans was $88.9 million at September 30, 1994, or 2.36% of loans.
  Noninterest income for the third quarter of 1994, excluding investment securities losses, was $21.7 million, which was level with the same quarter in 1993. Noninterest expenses for the third quarter of 1994 were $60.8 million compared to $59.7 million for the same quarter in 1993. Noninterest income and expenses for 1994 were affected by the acquisition-related expenses and the favorable litigation settlement discussed above. Noninterest expenses for the third quarter of 1993 included a $3.3 million charge for costs to convert Union Planters' subsidiaries to a common data processing system.
  As of September 30, 1994, Union Planters had total assets of $7.5 billion, total loans of $3.8 billion, total deposits of $5.9 billion, and total shareholders' equity of $586 million. Shareholders' equity to total assets and the leverage ratio were 7.82% and 7.51%, respectively, at September 30, 1994.
  Financial information for the three and nine months ended September 30, 1994, has been restated to include the following acquisitions: $180 million Liberty Federal Savings Bank in Paris, Tennessee; $40 million First Southern Bank in Earle, Arkansas; and $280 million BANKFIRST in Decatur, Alabama, all of which were






                                      -3-
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completed during the quarter and accounted for as poolings of interests.
Financial information for 1993 has been restated for the BANKFIRST acquisition.
  Union Planters Corporation, headquartered in Memphis, Tennessee, is a $7.5 billion multi-bank holding company, the second largest holding company headquartered in Tennessee. Union Planters has 30 banks in Tennessee with 189 locations; nine banks in Arkansas with 24 locations; two banks in Mississippi with 25 locations; one bank in Alabama with seven locations; and one bank in Kentucky with five locations.






                                     -End-
                    (Two Page Financial Attachment Follows)

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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     THREE MONTHS ENDED             NINE MONTHS ENDEd
                                                                       SEPTEMBER 30,                   SEPTEMBER 30,
                                                                    1994            1993            1994            1993
- ---------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                   $      69,081   $      61,382   $     200,737   $     183,868
     Taxable-equivalent basis                                        72,692          65,158         211,864         193,702
   Provision for losses on loans                                          -           1,489               -           9,033
   Noninterest income
     Investment securities gains (losses)                            (8,099)            514          (7,889)          3,952
     Other                                                           21,698          21,731          62,008          62,251
   Noninterest expense                                               60,751          59,676         178,337         173,801
   Earnings before income taxes and accounting changes               21,929          22,462          76,519          67,237
   Applicable income taxes                                            6,151           4,455          22,920          19,115
   Earnings before accounting changes                                15,778          18,007          53,599          48,122
   Accounting changes, net                                                -               -               -           5,001
   Net earnings                                                      15,778          18,007          53,599          53,123

   Earnings before investment securities gains (losses)
     and accounting changes                                          20,718          17,693          58,419          45,712
- ---------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Earnings before investment securities gains (losses)
     and accounting changes - primary                         $         .73   $         .71   $        2.03   $        1.83
                            - fully diluted                             .68             .66            1.91            1.73
   Earnings before accounting changes - primary                         .53             .72            1.84            1.94
                                      - fully diluted                   .51             .67            1.74            1.82
   Net earnings - primary                                               .53             .72            1.84            2.17
                - fully diluted                                         .51             .67            1.74            2.01
   Cash dividends                                                       .23             .18             .65             .54
   Book value                                                                                         18.93           18.25

- ---------------------------------------------------------------------------------------------------------------------------
BALANCES AT END OF PERIOD
   Loans, net of unearned income                                                              $   3,759,681   $   2,966,004
   Allowance for losses on loans                                                                     88,870          84,559
   Nonperforming assets
      Nonaccrual loans                                                                               15,341          16,682
      Restructured loans                                                                              1,225           7,455
      Foreclosed properties                                                                           3,297           5,369
   Loans 90 days past due                                                                             3,982           5,581
   Investment securities
       Held to maturity  -  Amortized cost                                                          907,268       2,108,577
                         -  Fair value                                                              903,419       2,163,429
       Available for sale - Amortized cost                                                        2,012,349         549,035
                          - Fair value                                                            1,990,386         560,044
   Total assets                                                                                   7,495,154       6,491,529
   Total deposits                                                                                 5,905,589       5,470,363
   Total shareholders' equity                                                                       585,828         498,728
   Total common equity                                                                              481,280         394,180
   Unrealized loss on available for sale securities, net of taxes                                    13,385               -
   Tier 1 capital (1)                                                                               558,313         465,700
===========================================================================================================================

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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED               NINE MONTHS ENDed
                                                                     SEPTEMBER 30,                   SEPTEMBER 30,
                                                                  1994            1993            1994            1993
- ---------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
  Loans, net of unearned income                             $   3,701,598   $   2,955,682   $   3,560,594   $   2,901,306
  Investment securities (1)                                     3,002,134       2,703,226       2,995,106       2,701,948
  Earning assets (1)                                            6,945,467       6,024,238       6,832,314       5,958,685
  Total assets                                                  7,475,284       6,564,452       7,390,466       6,493,619
  Total deposits                                                5,901,875       5,555,610       5,982,366       5,527,395
  Interest-bearing liabilities                                  5,973,521       5,262,436       5,892,367       5,241,282
  Demand deposits                                                 824,239         734,029         829,426         696,812
  Shareholders' equity (1)                                        592,877         490,813         581,045         467,228
  Common equity (1)                                               488,329         386,265         476,497         369,804
- ---------------------------------------------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
  Return on average assets
    Earnings before investment securities gains (losses)
      and accounting changes                                         1.10 %          1.07 %          1.06 %           .94 %
    Earnings before accounting changes                                .84 %          1.09 %           .97 %           .99 %
    Net earnings                                                      .84 %          1.09 %           .97 %          1.09 %
  Return on average common equity (1)
    Earnings before investment securities gains (losses)
      and accounting changes                                        15.03 %         15.90 %         14.53 %         14.27 %
    Earnings before accounting changes                              11.02 %         16.22 %         13.18 %         15.14 %
    Net earnings                                                    11.02 %         16.22 %         13.18 %         16.95 %
  Allowance for losses on loans to
     loans (end of period)                                                                           2.36 %          2.85 %
  Nonperforming loans to loans                                                                        .44 %           .81 %
  Nonperforming assets to loans and ORE                                                               .53 %           .99 %
  Net charge-offs (recoveries) of loans                     $        (519)  $        (835)  $         773   $       6,496
  Net charge-offs (recoveries) as a percentage of
     average loans                                                   (.06)%          (.11)%           .03 %           .30 %
  Common shares outstanding (end of
     period, in thousands)                                                                         25,422          21,598
  Weighted average shares outstanding
     (in thousands)
        Primary                                                    25,516          21,778          25,472          21,566
        Fully diluted                                              29,994          26,276          29,953          25,713
  Yield on earning assets (taxable-equivalent
     basis)                                                          7.26 %          7.15 %          7.08 %          7.28 %
  Rate on interest-bearing liabilities                               3.61 %          3.27 %          3.41 %          3.34 %
  Interest rate spread (taxable-equivalent
     basis)                                                          3.65 %          3.88 %          3.67 %          3.94 %
  Net interest income as a percentage of
     average earning assets (taxable-equivalent
     basis)                                                          4.15 %          4.29 %          4.15 %          4.35 %
  Shareholders' equity to assets                                                                     7.82 %          7.68 %
  Leverage ratio (1)                                                                                 7.51 %          7.13 %

  (1) Excludes the impact of the fair value adjustment for available for sale securities.